CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Fandango Holdings Corporation Three Months Ended October 31, 2013 and 2012

Fandango Holdings Corporation
Condensed Consolidated Financial Statements
Three Months Ended October 31, 2013 and 2012

Fandango Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited, In Thousands Except Per Share Amounts)

	October 31, 2013	July 31, 2013
Assets
Current assets
Cash and cash equivalents	$98,304	$—
Accounts receivable, net of allowance for doubtful accounts of $37 and $30	36,243	41,529
Deferred cost of sales	62	2,543
Prepaid and other current assets	6,037	1,177
Deferred tax asset	1,858	1,203
Total current assets	142,504	46,452

Property and equipment, net	21,541	29,261
Goodwill	652,701	914,293
Intangible assets, net	506,623	4,302
Deferred tax asset	—	433
Deferred cost of sales, noncurrent	360	4,365
Other long-term assets	21,913	2,491
Total assets	$1,345,642	$1,001,597

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expense	$51,882	$15,940
Accrued compensation	7,774	24,792
Deferred revenue	596	3,594
Current portion of long term debt	3,850	—
Total current liabilities	64,102	44,326
Long term debt	596,150	—
Deferred revenue	1,463	9,014
Deferred tax liability	181,926	—
Other liabilities	591	147
Total liabilities	844,232	53,487
Stockholders' equity
Preferred stock par value $0.01 per share, 750 and 0 authorized, 523 and 0 issued and outstanding as of October 31, 2013 and July 31, 2013, respectively	5	—
Common stock par value $0.01 per share, 250,000 and 0 authorized, 97,625 and 0 issued and outstanding as of October 31, 2013 and July 31, 2013, respectively	976	—
Paid-in capital	518,354	1,351,000
Accumulated deficit, including intercompany	(17,925)	(402,890)
Total stockholders' equity	501,410	948,110
Total liabilities & stockholders' equity	$1,345,642	$1,001,597

See accompanying notes.

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Fandango Holdings Corporation
Condensed Consolidated Statements of Operations
(Unaudited, In Thousands)

	Three Months Ended October 31
	2013	2012

Revenue	$80,894	$80,409

Expenses:
Cost of revenue	$39,966	$39,907
Selling and marketing	12,302	17,871
Research and development	5,816	8,766
General and administrative	10,493	12,020
Amortization of other purchased intangibles	20,827	—
Total expenses	89,404	78,564

Operating income (loss)	(8,510)	1,845
Interest expense	11,448	—
Interest and other income	(251)	—
Income (loss) from continuing operations, before income tax	(19,707)	1,845

Income tax benefit	(5,987)	(98)
Net (loss) income	$(13,720)	$1,943

See accompanying notes.

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Fandango Holdings Corporation
Condensed Consolidated Statements of Stockholders’ Equity
(Unaudited, In Thousands)

				Accumulated Deficit,	Total
	Preferred	Common	Paid-In	including	Stockholders’
	Stock	Stock	Capital	Intercompany	Equity
Balance at July 31, 2012	$—	$—	$1,351,000	$(393,117)	$957,883
Net Income	—	—	—	20,346	20,346
Net distributions to related party - Intuit Inc.	—	—	—	(30,119)	(30,119)
Balance at July 31, 2013	$—	$—	$1,351,000	$(402,890)	$948,110

Balance revalued at August 1, 2013	$5	$910	$518,035	$(4,205)	$514,745
Net Loss	—	—	—	(13,720)	(13,720)
Issuance of common stock	—	66	319	—	385
Balance at October 31, 2013	$5	$976	$518,354	$(17,925)	$501,410

See accompanying notes.

3

Fandango Holdings Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Three months ended October 31
	2013	2012
Operating Activities
Net (loss) income	$(13,720)	$1,943
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,345	2,419
Share-based compensation expense	—	2,665
Amortization of intangible assets	24,077	64
Amortization of deferred financing costs	1,091	—
Deferred income taxes	(7,415)	—
Changes in operating assets and liabilities
Accounts receivable	4,571	62
Deferred cost of sales	(422)	729
Prepaid expenses and other assets	(610)	279
Accounts payable and accrued expense	31,347	(188)
Accrued compensation	2,396	(2,591)
Deferred revenue	1,149	(1,537)
Other assets and liabilities	215	(143)
Net cash provided by operating activities	44,024	3,702

Investing Activities
Capitalization of internal use software	(4,919)	(5,789)
Capital expenditures	(4,664)	(527)
Net cash used in investing activities	(9,583)	(6,316)

Financing Activities
Contributions from related party - Intuit	—	5,553
Issuance of common stock	385	—
Refund of debt issuance cost	3,798	—
Net cash provided by financing activities	4,183	5,553

Increase in cash and cash equivalents	38,624	2,939
Cash and cash equivalents at the beginning of the period	59,680	1,717
Cash and cash equivalents at the end of the period	$98,304	$4,656

See accompanying notes.

4

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (Unaudited)
Three Months Ended October 31, 2013 and 2012

1. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
In February 2007, Intuit, Inc. (“Intuit”) completed the acquisition of Digital Insight Corporation (“DI”). DI was combined with Intuit’s other existing financial institutions group to form Intuit’s Financial Services reporting segment.
Fandango Holdings Corporation (“Holdings”), an affiliated entity of Thoma Bravo LLC ("Thoma Bravo"), was formed on June 28, 2013. On August 1, 2013, pursuant to an Agreement and Plan of Merger dated as of July 31, 2013, DI was acquired by Holdings, (the “Thoma Bravo Acquisition”). Although DI continues to operate as the same legal entity subsequent to the acquisition, periods prior to August 1, 2013 reflect the operating company level financial position, results of operations and changes in financial position of DI prior to the Thoma Bravo Acquisition (“Predecessor”) and periods after August 1, 2013 reflect the holding company level consolidated financial position, results of operations and changes in financial position of Holdings (“Successor”). As described in more detail below, the financial position, results of operations, cash flows, and equity of Predecessor are not comparable to the financial position, results of operations and cash flows of Successor principally because (a) the financial statements of the Predecessor are presented on a carve-out basis and include allocations of certain operating costs from Intuit that may not represent the costs for the same services that DI may have incurred if it had been operated on a stand-alone basis, (b) in conjunction with the Thoma Bravo Acquisition, the basis for the acquired assets and liabilities have been adjusted to fair value in accordance with US GAAP and (c) the equity of the Predecessor is presented at an operating company level and the equity of the Successor is presented at the consolidated holding company level. The term “Company” (also referred to as “us” “we” and “our”) used throughout these financial statements collectively refers to DI for the Predecessor periods and Holdings for the Successor period.
Prior to the Thoma Bravo Acquisition, Holdings had incurred $4.2 million in acquisition related professional fees that were expensed as incurred. In addition, Holdings had nominal assets and liabilities prior to the acquisition. Financial statements for Holdings were not prepared for periods prior to the Thoma Bravo Acquisition. Acquisition related professional fees incurred prior to the acquisition were included in Accumulated deficit in the August 1, 2013 opening balance sheet.
These unaudited condensed consolidated financial statements do not include all of the information and footnotes required in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

management, all adjustments, which include normal recurring adjustments, considered necessary for a fair presentation have been included. The consolidated results for the interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These condensed consolidated financial statements and related notes should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended July 31, 2013.
Predecessor financial statements
Predecessor historically operated as part of Intuit and not as a stand-alone entity. Prior to the Thoma Bravo Acquisition on August 1, 2013, the financial statements of Predecessor have been prepared on a “carve-out” basis from the consolidated financial statements of Intuit to represent the financial position and performance of Predecessor as if Predecessor had existed on a stand-alone basis. The financial statements include allocations of certain Intuit operating expenses. The allocations may not represent the costs for the same services that Predecessor may have incurred if it had been operated on a stand-alone basis or as an unaffiliated entity. Predecessor’s results of operations, cash flows and financial position may have been materially different had it been operated on a stand-alone basis or as an unaffiliated entity. It is not practicable to determine the amount of these expenses that would have been incurred had Predecessor operated on a stand-alone basis or as an unaffiliated entity. See Note 4 for further details on the allocations.
All cash related activities from the operation of the business were processed through Intuit functions, and any cash funding needs of the business were advanced from Intuit on an ongoing basis. DI did not repay any net amounts advanced from Intuit and does not expect to make repayments in the future. Accordingly, net amounts advanced from Intuit have been included in “Accumulated deficit, including intercompany,” which is included in total stockholders’ equity.
Successor financial statements
Holdings recorded the Thoma Bravo Acquisition using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interest. The guidance prescribes that assets acquired and liabilities assumed are recognized based on the fair value of such assets and liabilities at the date of acquisition. Refer to Note 2 for details of the assets acquired, liabilities assumed and the related fair values recognized for each. As a result, periods prior to the Thoma Bravo Acquisition are not comparable to subsequent periods due to the difference in the basis of presentation of new basis as compared to historical cost.

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

Additionally, subsequent to the Thoma Bravo Acquisition, the Company operates on a standalone basis. The results of operations of Successor do not include allocations for any costs. However, as described in more detail in Note 4 Intuit provides certain services under the Transition Services Agreement.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates include, but are not limited to, revenue recognition, allowance for doubtful accounts, stock-based compensation expense, provision for income taxes, goodwill, and litigation and settlement costs. The Company bases its estimates on historical experience and on assumptions that it believes are reasonable. The Company assesses these estimates on a regular basis; however, actual results could materially differ from those estimates.
Deferred Revenue
Deferred revenue consists of payments received in advance of revenue recognition and is recognized as the revenue recognition criteria are met. For implementation fees, customers are invoiced upfront and the revenue is recognized over the estimated customer relationship period of 84 months. Deferred revenue also includes certain deferred professional services fees, which are recognized in accordance with revenue recognition policy. The portion of deferred revenue the Company expects to recognize during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as noncurrent. In conjunction with the Thoma Bravo Acquisition, the fair value of the deferred revenue obligation was estimated as $0.9 million using an income approach valuation method and recorded in the August 1, 2013 opening balance sheet.
Deferred Cost of Sales
The Company defers the costs related to implementation fees that it considers recoverable and recognizes them in cost of revenues over the customer relationship period of 84 months, which represents the same period of recognition as the related revenue. The portion of deferred cost of sales the Company expects to recognize during the succeeding 12-month period is recorded in current deferred cost of sales, and the remaining portion is recorded in deferred cost of sales, noncurrent. In conjunction with the Thoma Bravo Acquisition, deferred cost of sales was estimated to have no value and therefore, was not recognized in the opening balance sheet.

7

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

During the three months ended October 31, 2013, the Company capitalized $0.4 million of deferred cost and amortized $0.1 million to cost of revenue. During the three months ended October 31, 2012, the Company capitalized $0.4 million of deferred cost and amortized $1.1 million to cost of revenue.
Property and Equipment

The Company’s property and equipment are stated at cost, less accumulated depreciation. Depreciation is recognized on a straight-line basis and is recorded over the estimated useful lives of the respective assets of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the term of the lease. In conjunction with the Thoma Bravo Acquisition, the fair value of the property and equipment, excluding in-process software enhancements, was estimated as $3.2 million and recorded in the August 1, 2013 opening balance sheet.

Capitalized Software Costs

The Company capitalizes costs related to computer software obtained or developed for internal use. Software obtained for internal use has generally been enterprise-level business and finance software that the Company customizes to meet its specific operational needs. Software developed for internal use has generally been used to deliver hosted services to our customers. Costs incurred in the application development phase are capitalized and amortized over their useful lives, which are generally three to five years. Capitalized software is reviewed for impairment when indicators of impairment are identified. In conjunction with the Thoma Bravo Acquisition, the estimated fair value of technology acquired of $52.0 million was recorded in intangibles in the August 1, 2013 opening balance sheet. In-process enhancements to existing software technology not yet placed into service at the time of the Thoma Bravo Acquisition were included in property & equipment in the opening balance sheet at an estimated fair value of $9.7 million.

Goodwill, Purchased Intangible Assets and Other Long-Lived Assets
The goodwill, purchased intangible assets and other long-lived assets acquired by Intuit in the purchase of DI are included in the financial statements of the Company as of July 31, 2013. The goodwill, purchased intangible assets and other long-lived assets acquired by Holdings in the purchase of DI on August 1, 2013 are included in the financial statements of the Company as of October 31, 2013. The estimated fair value of intangible assets acquired in the Thoma Bravo Acquisition, was $530.7 million, which will be amortized over a weighted average period of 7.4 years.

8

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

The Company has goodwill of $914.3 million reported on the accompanying balance sheet as of July 31, 2013, related to the Intuit acquisition and goodwill of $652.7 million reported on the accompanying balance sheet as of October 31, 2013, related to the Thoma Bravo Acquisition.
Stock-Based Compensation
Prior to the Thoma Bravo Acquisition, DI employees participated in Intuit share-based employee compensation plans. Those share-based employee compensation plans are described in Note 10. The share-based employee compensation recorded in the three months ended October 31, 2012 relates to Intuit option and restricted stock unit grants and Intuit ESPP purchases for DI employees. DI amortizes the fair value of option and restricted stock unit grants on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Unvested share-based awards held by DI employees were forfeited one month subsequent to the Thoma Bravo Acquisition. There were no compensatory stock based awards granted in the three months ended October 31, 2013.
Income Taxes
DI was included in Intuit’s consolidated federal and certain combined state income tax returns for the year ended July 31, 2013. As such, DI was not a separate taxable entity for U.S. federal and certain state income tax purposes. In addition, DI did not have a written tax sharing agreement with Intuit. The provisions for income taxes and related balance sheet accounts are presented as if DI were a separate taxpayer (“separate return method“). This method of allocating Intuit’s consolidated current and deferred income taxes is systematic, rational and consistent with the asset and liability method. The separate return method represents a hypothetical computation assuming that DI’s reported revenue and expenses were incurred by a separate taxable entity. Accordingly, the reported provision for income taxes and the related balance sheet account balances (including but not limited to the NOL deferred tax assets) did not equal the amounts that were allocable to DI under the applicable consolidated federal and state tax laws. Further, as DI did not have a tax-sharing agreement in place with Intuit, the expected payable was treated as a dividend to the parent and the expected receivable was treated as a contribution from the parent. Immediately following the separation from Intuit, the consolidated Intuit tax attributes were allocated between Intuit and DI based on the applicable tax laws.
Subsequent to the Thoma Bravo Acquisition, the Company calculates its income tax provision as a stand-alone entity and based the interim provision on our estimated annual income tax rate.

9

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

Comprehensive Income
The accounting standard for reporting comprehensive income establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The Company’s comprehensive net income is equal to its net income for the periods presented.
2. Acquisition of Digital Insight
On August 1, 2013, Holdings acquired DI, a provider of digital banking solutions to financial institutions, to form a stand-alone company and expand upon its industry leading products and solutions and grow the business organically and through strategic acquisitions. DI’s results of operations are reflected in the Holding’s consolidated statement of operations from the acquisition date. The final cash purchase price was $1.028 billion, of which, $600 million was financed by Holdings using borrowings leveraged by the underlying assets of DI.
The acquisition of DI has been accounted for using the acquisition method. Assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The fair values of identifiable intangible assets were based on valuations using the income approach and estimates of management. The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities was recorded as goodwill. Goodwill represents the future economic benefits arising from other assets acquired that could not be individually and separately recognized. The acquisition of DI resulted in $652.7 million of goodwill, none of which was tax-deductible. The following table presents the fair value of the assets acquired and liabilities assumed (in thousands):

Amount
Current assets	$43,948
Property and equipment	12,809
Goodwill	652,701
Intangible assets	530,700
Other assets	84
Current liabilities	(22,281)
Deferred tax liability	(189,341)
Non-current liabilities	(190)
Total cash consideration	$1,028,430

10

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

3. Goodwill and Purchased Intangible Assets
Under current accounting rules, goodwill is not amortized but is subject to annual impairment tests. The Company has goodwill of $914.3 million reported on the accompanying balance sheet as of July 31, 2013, related to the Intuit acquisition and goodwill of $652.7 million as of October 31, 2013, related to the Thoma Bravo Acquisition.
Purchased intangible assets consisted of the following at the dates indicated (in thousands):

October 31, 2013	Amortization Period	Gross	Accumulated Amortization	Net
Customer relationships	10	311,700	(7,793)	303,907
Customer contracts	3	151,100	(12,592)	138,508
Purchased technology	4	52,000	(3,250)	48,750
Trademarks	7 - 9	15,900	(442)	15,458
Purchased intangible assets		$530,700	$(24,077)	$506,623

July 31, 2013	Amortization Period	Gross	Accumulated Amortization	Net
Customer lists	5	142,000	(142,000)	-
Purchased technology	3	146,060	(142,887)	3,173
Trademarks	5	10,000	(10,000)	-
Covenant not to compete and sue	8	3,289	(2,160)	1,129
Purchased intangible assets		$301,349	$(297,047)	$4,302

Amortization expense for the three months ended October 31, 2013 and 2012, was $24.1 million and $0.1 million, respectively.

11

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

3. Goodwill and Purchased Intangible Assets (continued)
Amortization of purchased technology assets is included in Cost of revenue. Amortization of trademarks, customer relationships, and existing contracts is included in Amortization of other purchased intangibles. If impairment events occur, they could accelerate the timing of purchased intangible asset charges. At October 31, 2013, the Company expects amortization of its purchased intangible assets by fiscal year to be as shown in the following table (in thousands):

2014 excluding the three months ended October 31, 2013	$72,229
2015	96,306
2016	96,306
2017	45,940
2018	32,940
Thereafter	162,902
Total expected future amortization expense	$506,623

4. Transactions with Intuit
Prior to the Thoma Bravo Acquisition, Intuit operated DI as a business unit and provided all cash collection, cash disbursement, and payroll services on behalf of DI. Intuit also provided treasury and tax services on behalf of DI. All cash-related activities from the operation of the business were processed through Intuit functions, and any cash funding needs of the business were contributed from Intuit. The resulting net balance owing to Intuit has been presented in “Accumulated deficit, including intercompany,” which is included in stockholders’ equity as of July 31, 2013.
Intuit also provided technology support services to DI. These services provided for the secure transfer of data for transactions and provided on-line banking users account access and aggregation of accounts. This technology support team operated as part of the Intuit Central Technology Operations (“CTO”) group under the name Financial Institution Connectivity and Data Services Group (“FICDS”). The FICDS costs, which are primarily personnel and data center hosting, are allocated to the various benefiting business units, including DI. The allocation methodology is based on department level headcount within the FICDS group and Intuit’s estimate of time spent related to each of Intuit’s business units. In addition, Data Center support costs related to these services were allocated based on an estimate of the server compute and storage capacity. The FICDS costs allocated to the DI business were $1.8 million during the three months ended October 31, 2012.

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

Prior to the Thoma Bravo Acquisition, Intuit’s Information Technology (“IIT”) group provided Data Center Operations support services to its business units. The DI business operates primarily out of three data centers. A portion of the total pool of costs for these data centers, which is inclusive of labor, contractors, depreciation and facilities was allocated to DI based on its actual cabinet and rack space as a share of the facilities‘ total cabinet and rack space. The Data Center Services costs allocated to the DI business were $7.1 million during the three months ended October 31, 2012.
Intuit office facilities and related management services are allocated to Intuit’s business units. The DI business primarily operates out of four different office facilities. A portion of the total pool of costs for these facilities, which is inclusive of rent, depreciation, food service and administration, is allocated to DI based on its actual square footage utilized as a share of the total available square footage. The facility costs allocated to the DI business were $2.4 million during the three months ended October 31, 2012.
DI resells TurboTax Online Banking (“TTOB”) on behalf of Intuit’s Consumer Tax group. DI charges Intuit’s Consumer Tax group for the costs it estimates are necessary to recover the costs incurred to support TTOB. The TTOB cost reimbursement is based on a budget established at the end of the prior year and amounts are reimbursed based on expected usage in each period. The TTOB cost reimbursement included in the accompanying financial statements was $1.5 million during the three months ended October 31, 2012.
The financial statements also include allocations of certain Intuit corporate operating expenses including centralized legal, accounting, human resources, information technology, marketing, and other corporate services and infrastructure costs. These allocations were principally allocated using either the ratio of DI’s revenue to total revenue of Intuit or the ratio of DI’s number of employees to the total number of Intuit employees, as considered appropriate. In the opinion of management of DI, the allocation method is reasonable.

13

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

The following table summarizes the total operating expense allocations by major category (in thousands):

	Three Months Ended October 31
	2013	2012

Cost of revenue	$—	$10,145
Selling and marketing	—	1,328
Research and development	—	2,356
General and administrative	—	8,300
	$—	$22,129

14

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

4. Transactions with Intuit (continued)
Transition Services Agreement
In conjunction with the Thoma Bravo Acquisition, the Company entered into a Transition Services Agreement (“TSA”) with Intuit on August 1, 2013 pursuant to which Intuit provides certain services to the Company, on a temporary basis, including, among other things, data management, occupancy, accounting and other corporate services. The Transition Services Agreement provides for the provision of specified transition services generally for a period of either six or twelve months, with extension options for certain services. The Company records the fees Intuit charges for data management services as a component of Cost of revenue, fees for facilities usage are allocated to departments based on relative headcount, and fees for all other services recorded to General and administrative due to their nature. In the three months ended October 31, 2013, the Company recorded $6.9 million for Intuit services under the TSA.
The following table summarizes the total expense incurred under the TSA by major category (in thousands):

	Three Months Ended October 31
	2013	2012

Cost of revenue	$3,527	$—
Selling and marketing	499	—
Research and development	802	—
General and administrative	2,082	—
	$6,910	$—

15

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

5. Balance Sheet Components
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following (in thousands):

	October 31,	July 31,
	2013	2013

Prepaid expenses	$1,835	$1,177
Deferred debt issuance cost, current portion	4,202	–
Total prepaid and other current assets	$6,037	$1,177

Property and Equipment
Property and equipment consists of the following (in thousands):

	October 31, 2013	July 31, 2013

Computer equipment	$5,885	$47,149
Furniture, fixtures, and equipment	456	5,500
Leasehold improvements	219	13,385
Capitalized software costs	11,205	54,415
Construction in progress	5,121	9,654
Total property and equipment	22,886	130,103
Less accumulated depreciation and amortization	(1,345)	(100,842)
Property and equipment, net	$21,541	$29,261

Depreciation and amortization expense during the three months ended October 31, 2013 and 2012, was $1.4 million and $2.4 million, respectively. Amortization expense for capitalized software costs during the three months ended October 31, 2013 and 2012, was $0.9 million and $1.3 million, respectively.

16

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

6. Commitments and Contingencies
Operating Leases
The Company leases office facilities under various operating lease agreements. The leases provide for annual rent increases and contain renewal options. Annual minimum commitments under the leases are shown in the table below. Future rental payments under non-cancelable operating leases with initial terms in excess of one year for the following fiscal years are (in thousands):

Year ending July 31:
2014 excluding the three months ended October 31, 2013	$1,749
2015	2,370
2016	1,796
2017	1,218
2018	240
Total minimum payments	$7,373

Rent expense from these leases is recognized on a straight-line basis through the end of the lease. Rent expense during each of the three months ended October 31, 2013 and 2012, was $0.6 million.
Significant Suppliers
The Company has entered into long term contracts with minimum purchase commitments for services used in the normal course of business. The future minimum commitments relating to these contracts for the following fiscal years are (in thousands):

Year ending July 31:
2014 excluding the three months ended October 31, 2013	$47,983
2015	46,867
2016	37,200
2017	37,200
2018	—
Total minimum commitments	$169,250

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

The Company’s total charges for services under these contracts during the three months ended October 31, 2013 and 2012, was $15.3 million and $16.3 million, respectively.
Indemnifications
The Company generally agrees to indemnify its customers against legal claims that the Company’s software products infringe upon certain third-party intellectual property rights. In the event of such a claim, the Company is generally obligated to defend its customer against the claim and to either settle the claim at the Company’s expense or pay damages that the customer is legally required to pay to the third-party claimant. In addition, in the event of an infringement, the Company agrees to modify or replace the infringing product, or, if those options are not reasonably possible, to refund the cost of the software, as pro-rated over a period of years. To date, the Company has not been required to make any payment resulting from infringement claims asserted against our customers. As such, the Company has not recorded a liability for infringement costs as of July 31, 2013 and October 31, 2013.
Legal Matters
In the ordinary course of business, the Company may be involved in lawsuits, claims, investigations, and proceedings consisting of intellectual property, commercial, employment, and other matters. The Company will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case. In fiscal 2013, the Company entered into a settlement agreement related to a patent infringement claim against the Company. The claim was settled for $1.0 million and recorded as general and administrative expense in the statement of operations during the three months ended October 31, 2012.
The Company believes that liabilities associated with any open claims, while possible, are not probable, and therefore the Company has not recorded any accrual for any claims as of October 31, 2013. Further, any possible range of loss cannot be reasonably estimated at this time.
7. Income Taxes
DI’s operating results have historically been included in Intuit’s consolidated U.S. federal and state income tax returns. For the year ended July 31, 2013, the provision for income taxes, taxes payable and deferred income tax balances had been recorded as if DI had filed all tax returns on a separate return basis (“hypothetical carve-out basis“) from Intuit. The income tax provision for

18

Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

the three months ended October 31, 2012 was based on the annual effective income tax rate calculated under the hypothetical carve-out basis. Subsequent to the Thoma Bravo Acquisition, the Company calculates its income tax provision as a stand-alone entity and based the interim provision on our estimated annual income tax rate of 36.03%.
The income tax benefit for the three months ended October 31, 2013 increased to $6.0 million from $0.1 million for the three months ended October 31, 2012. The increase in income tax benefit was primarily driven by a decrease in income from continuing operations, before income taxes.
8. Long Term Debt
As of October 31, 2013, the Company’s total debt was $600.0 million, with $3.9 million included in the current liabilities and $596.2 million included in long-term debt, as follows (in thousands):

October 31, 2013

First Lien Senior Credit Agreement
Term loan facility	$385,000
Revolving credit facility	—
Second Lien Senior Credit Agreement	215,000
Total debt	600,000
Less: current portion	(3,850)
Total long-term debt	$596,150

First Lien Senior Credit Agreement: In August 2013, the Company entered into a First Lien Senior Credit Agreement, as amended in October 2013, with a syndicate of lenders and Jeffries Finance, LLC, as administrative agent, in connection with the Thoma Bravo Acquisition. The aggregate commitments under the First Lien Credit Agreement are $405.0 million, made up of a term loan with an aggregate principal balance of $385.0 million and a revolving credit facility with an aggregate commitment of $20.0 million. The Company had no amounts outstanding under the revolving credit facility as of October 31, 2013. The outstanding principal balance of the term loan facility is required to be repaid in equal quarterly installments in annual amounts equal to 1.0% of the original amount of the term loan beginning January 31, 2014, with the balance being due at maturity on October 16,

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

2019. Borrowings under the revolving portion of the credit facility are due October 16, 2018.
Amounts outstanding under the First Lien Senior Credit Agreement, as amended, bear interest, at the Company's option, at a base rate equal to the greater of (i) the US Prime Lending Rate (ii) the federal funds rate plus 0.50%, (ii) the one-month LIBOR rate (with a floor of 1.00%) plus 1.00%, or (iv) 2.00%, plus a margin of 2.75% (the Alternate Base Rate), or a LIBOR rate equal to the greater of (i) one-year LIBOR or (ii) 1.00%, plus a margin of 3.75%. The revolving commitment is subject to an annual commitment fee equal to 0.50% of the unused balance. The Company has designated the amounts outstanding under the First Lien Senior Credit Agreement as LIBOR rate loans and the effective interest rate on the outstanding principal as of October 31, 2013 is 4.75%.
Second Lien Senior Credit Agreement: In August 2013, the Company entered into a Second Lien Credit Agreement, as amended in October 2013, with a syndicate of lenders and Jeffries Finance, LLC, as administrative agent, in connection with the Thoma Bravo Acquisition. The aggregate commitments under the Second Lien Credit Agreement are $215.0 million. Borrowings under the Second Lien Term Loan are due October 16, 2020.
Amounts outstanding under the Second Lien Credit Agreement, as amended, bear interest, at the Company's option, at a base rate equal to the greater of (i) the US Prime Lending Rate (ii) the federal funds rate plus 0.50%, (ii) the one-month LIBOR rate (with a floor of 1.00%) plus 1.00%, or (iv) 2.00%, plus a margin of 6.75% (the Alternate Base Rate), or a LIBOR rate equal to the greater of (i) one-year LIBOR or (ii) 1.00%, plus a margin of 7.75%. The Company has designated the amounts outstanding under the Second Lien Senior Credit Agreement as LIBOR rate loans and the effective interest rate on the outstanding principal as of October 31, 2013 is 8.75%.
The First and Second Lien Senior Credit Agreements, as amended, include financial covenants that require us to maintain a maximum total leverage ratio (expressed as the total indebtedness of the Company and its subsidiaries over our Consolidated EBITDA, as defined in the Credit Agreements), measured on a trailing four quarter basis, of 9.50 to 1.00 as of January 31, 2014, which declines on a quarterly basis thereafter to 6.80 to 1.00 as of July 31, 2018. Substantially all of the real and personal property of the Company is pledged as collateral under the First and Second Lien Credit Agreements.
In connection with the original First and Second Lien Credit Agreements, the Company deferred $30.7 million in debt issuance cost which are being amortized to interest expense over the life of the underlying debt. As a result of the amendment of the First Lien and Second Lien Credit Agreements on October 16, 2013, the Company received a rebate of

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

$3.8 million of debt issuance cost paid to lenders under the original credit agreements. The Company recorded the rebate as a reduction of capitalized debt issuance costs.
As of October 31, 2013, the carrying value of our debt approximates its fair value.
At October 31, 2013, the Company's scheduled maturities of long-term debt by fiscal year are as follows (in thousands):

2014 excluding the three months ended October 31, 2013	$2,888
2015	3,850
2016	3,850
2017	3,850
2018	3,850
2019 and thereafter	581,712
Total	$600,000

9. Capital Stock
The Company had authorized an aggregate of 250.8 million shares of capital stock, of which 125.0 million shares were designated as voting Common B stock, 125.0 million were designated as non-voting Common C stock, and 0.8 million were designated as Preferred stock. As of October 31, 2013, the Company had issued and outstanding 97.6 million shares Common B stock, no shares of Common C stock, and 0.5 million shares of Preferred stock.

Dividends accrue (whether or not declared) on a daily basis on each share of Preferred stock at a rate of 9% per annum of the $1,000 liquidation preference per share plus all accumulated and unpaid dividends until the first to occur of (1) the date on which the applicable liquidation value of such share is paid to the holder in connection with the liquidation of the Company, or (2) the date on which such share is otherwise acquired by the Company. Dividends are cumulative and payable only upon their redemption or the liquidation, dissolution, or winding up of the Company, voluntary or involuntary.
The Preferred stock ranks senior to the Company’s Common stock with respect to the payment of dividends and distribution of assets upon liquidation or dissolution. The Preferred stock has no stated maturity and is not subject to mandatory redemption or sinking fund and will remain outstanding indefinitely unless repurchased by the Company or converted into Common B or Common C stock in the event of a qualified initial public offering. Holders of the Preferred stock have no voting rights except on matters that would adversely affect their powers, preferences, or rights.

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

10. Share-Based Incentive Programs
Description of Intuit Stock Plans
Under the Intuit 2005 Equity Incentive Plan, Intuit was permitted to grant incentive and non-qualified stock options, restricted stock awards, restricted stock units, and stock bonus awards to DI’s employees and consultants. All options granted under the 2005 Plan through July 31, 2013, had exercise prices equal to the fair market value of Intuit stock on the date of grant. Options granted under the 2005 Plan typically vested over three years based on continued service and have a seven-year term. Restricted Stock Units (RSUs) granted under those plans typically vested over three years based on continued service. Unvested share-based awards in the Intuit 2005 Equity Incentive Plan held by DI employees were forfeited one month subsequent to the Thoma Bravo Acquisition.

Description of Intuit Employee Stock Purchase Plan
The Intuit ESPP allowed eligible DI employees to make payroll deductions to purchase Intuit stock on regularly scheduled purchase dates at a discount. The Intuit ESPP has been amended several times since its adoption. Offering periods under the ESPP were six months in duration and composed of two consecutive three-month accrual periods. Shares were purchased at 85% of the lower of the closing price for Intuit common stock on the first day of the offering period or the last day of the accrual period. Subsequent to the Thoma Bravo Acquisition, Company employees may no longer participate in the Intuit ESPP.

Stock-Based Compensation Expense

Stock-based compensation expense consists of the following (in thousands):

	Three Months Ended October 31
	2013	2012
Stock-based compensation expense:
Cost of revenues	$—	$649
Sales and marketing	—	1,027
Research and development	—	827
General and administrative	—	162
Total stock-based compensation expense	$—	$2,665

The share-based employee compensation recorded in the three months ended October 31, 2012 relates to Intuit option and restricted stock unit grants and Intuit ESPP purchases for DI employees.

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

DI amortizes the fair value of option and restricted stock unit grants on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Unvested share-
based awards held by DI employees were forfeited one month subsequent to the Thoma Bravo Acquisition. There were no compensatory stock based awards granted in the three months ended October 31, 2013.

11. Employee Benefit Plans
Executive Deferred Compensation Plan
Certain DI employees were eligible to participate in Intuit’s Executive Deferred Compensation Plan, which became effective January 1, 2005. The plan was adopted to meet the requirements for deferred compensation under Section 409A of the Internal Revenue Code. The plan provides that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries, bonuses and commissions. DI has agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. DI may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts and vesting schedules of employer contributions are at the sole discretion of the Intuit Compensation and Organizational Development Committee of our Board of Directors or its delegate. The benefits under this plan are unsecured. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change of control of Intuit. Employer contributions to the plan were not significant for any period presented.
DI assets and liabilities related to this plan of $2.4 million at July 31, 2013 are recorded in other long-term assets while liabilities related to obligations are recorded in other current liabilities on our balance sheets. DI matched the plan liabilities with similar performing assets. Subsequent to the Thoma Bravo Acquisition, the assets and liabilities related to DI plan participants remained with Intuit.
401(k) Plan
DI employees are eligible to participate in the Intuit Inc. 401(k) Plan. Effective January 1, 2012, DI employees who participate in the Intuit Inc. 401(k) plan may contribute up to 30% of pretax salary to the plan, subject to limitations imposed by the Internal Revenue Code. The plan allows Intuit to make matching contributions. Intuit matched employee contributions at the greater of (a) $1.25 per dollar contributed by the employee, up to a maximum matching contribution of 10,000; or (b) 125 percent of the first six percent of employee contributions, subject to IRS limitations. One hundred percent of the matching contributions vest after two years of service.

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Fandango Holdings Corporation
Notes to Condensed Consolidated Financial Statements (continued)

11. Employee Benefit Plans (continued)
Effective October 1, 2013, the Company adopted the Digital Insight 401(k) Plan, a qualified retirement plan under the Internal Revenue Code. Eligible Company employees who participate in the Digital Insight 401(k) Plan may contribute up to 75% of their pretax salary to the plan, subject to limitations imposed by the Internal Revenue Code. We elected to make employer matching contributions to all participants in an amount equal to 100% of the first 4% of eligible compensation and 50% of the next 2% of eligible compensation, contributed to the plan. Participants vest immediately in employer matching contributions when made.
12. Subsequent Events
The financial statements have been evaluated for subsequent events through March 20, 2014, which is the date the condensed consolidated financial statements were issued.
On December 2, 2013, Thoma Bravo entered into a sales and purchase agreement with NCR Corporation to sell 100% of its equity interest in Holdings. The transaction closed on January 10, 2014 for total cash consideration of approximately $1.65 billion.

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